Exhibit 99.1

Valassis Reports $0.42 EPS on 7.4% Revenue Gain in Third Quarter

The Company Provides 2006 EPS Guidance

          LIVONIA, Mich., Oct. 20 /PRNewswire-FirstCall/ -- Valassis (NYSE: VCI), the leading company in marketing services and Connective Media(TM), today announced financial results for the third quarter ended Sept. 30, 2005.  The company reported quarterly revenues of $266.1 million, up 7.4% from the third quarter of 2004.  Third-quarter net earnings were $21.3 million, or $0.42 in earnings per share (EPS) which is down 2.3% from the third quarter of 2004, and within the previously published quarterly EPS guidance range of $0.39 to $0.45.  Revenues for the first nine months of 2005 were up 10.8% to $821.8 million;

          EPS increased 4.3% from $1.41 to $1.47 during that same time period. EPS guidance for 2006 follows later in this earnings release.

          Quarterly Highlights
          *     Sold 91 integrated solutions, campaigns utilizing three or more Valassis products synergistically, in 2005.  The company anticipates exceeding its goal and delivering over 100 integrated solutions in 2005, compared to 65 in 2004 and 20 in 2003.

          *     Drove continued success in the Neighborhood Targeted product segment in the third quarter, representing the fifth consecutive quarter of double-digit revenue growth.

          *     Narrowed the width of the co-op free-standing insert (FSI) book effective October 2005, reducing paper expense.

          *     Received additional recognition for the company’s culture and work environment by being named to Crain’s Detroit Business’ “Cool Places to Work,” Michigan Business & Professional Association’s “Metropolitan Detroit’s 101 Best and Brightest Companies to Work For” and the “Caleidoscope of Culture Award” for its diversity initiatives.

          *     Won five Gold Ink Awards in North America’s most prestigious print competition for superior printing quality and technical complexity.

          *     Added fourth high-speed MAN Roland printing press in Durham, North Carolina facility, reinforcing the company’s low-cost producer status.  This press can print 1 million impressions in a 24-hour period.

          *     Approved new share repurchase program of up to 5 million shares of common stock and the utilization of up to $150 million of cash and up to 100% of 2006 free cash flow.  The company repurchased 2,257,500 shares of its stock during the third quarter of 2005.

          Financial Highlights

	Three Months Ended			Nine Months Ended

	Sept. 30, 2005	Sept. 30, 2004	% Change	Sept. 30, 2005	Sept. 30, 2004	% Change

Total Revenues	$266.1	$247.6	7.4%	$821.8	$741.8	10.8%
Net Earnings	$21.3	$22.4	-5.1%	$75.1	$73.9	1.6%
EPS, diluted	$0.42	$0.43	-2.3%	$1.47	$1.41	4.3%
EPS, diluted, adjusted for pro forma effect of stock option expense*	$0.38	$0.38	0.0%	$1.36	$1.27	7.1%

*Provided for comparative purposes. The company will record stock option expense in accordance with SFAS 123R beginning Jan. 1, 2006.

          *     Quarterly revenues were up 7.4% driven primarily by growth in the Neighborhood Targeted and Run of Press (ROP) business segments.

          *     Net interest expense was down 9.5% to $1.9 million for the quarter.

          *     SG&A expense was up 4.8% to $33.5 million for the third quarter due to increases in performance-based incentive plans and investments being made in future growth opportunities.

          *     Cash and auction-rate securities at the end of the quarter were $130.2 million.

          *     The company’s debt position, net of cash and auction-rate securities, was $143.8 million at quarter-end.

          *     Capital expenditures through the first nine months of 2005 were $22.0 million in comparison to $10.3 million for the first nine months of 2004 due to the completion of the new operations building in Livonia, Michigan during the first half of 2005 and the timing of printing press purchases.

          *     The company repurchased 2,257,500 shares of its stock during the third quarter of 2005, bringing the total for the first nine months to 3,820,858 shares, compared to 1,870,517 shares for the full year of 2004.

Business Segment Discussion
          *     Market Delivered Free-standing Insert (FSI): Co-op free-standing insert (FSI) revenues for the third quarter were down 2.6% to $114.0 million, due to one less publishing date and a reduced amount of direct-response content in the third quarter compared to prior year.  Co-op FSI pricing was flat for the quarter.  Industry unit growth was flat for the third quarter and up over 3.0% for the first nine months of 2005.  FSI cost of goods sold (CGS) was up slightly for the quarter on a cost per thousand (CPM) basis due to increases in the cost of paper.

          *     Market Delivered Run of Press (ROP): ROP revenues, generated from the brokering of advertising space on behalf of newspapers, were up 38.0% in the third quarter to $29.8 million, due to continued growth in the telecommunications customer vertical and the successful acquisition of new customers in the retail and consumer packaged goods (CPG) verticals.  Segment profitability increased $1.6 million over the third quarter of 2004.

          *     Neighborhood Targeted Products (Cluster Targeted): Neighborhood Targeted product revenues increased 20.8% to $87.8 million for the third quarter, marking five consecutive quarters of double-digit growth.  The increase in revenues was primarily attributed to growth in preprints from the telecommunications, retail, food service and manufacturer customer verticals. This segment’s revenues for the first nine months of 2005 were up 28.7% to $234.2 million.

          *     Household Targeted Products (1 to 1): Household Targeted product revenues are comprised of direct mail, PreVision Marketing and Valassis Relationship Marketing Systems (VRMS).  Household Targeted product revenues were down 13.7% to $12.6 million for the quarter due to a decrease in direct- mail pieces distributed and a continued mix shift between sample and non- sample direct mail.  The number of direct-mail pieces for the full year of 2005 is expected to be up.

          *     International & Services: International & Services revenues are comprised of NCH Marketing Services (NCH), Valassis Canada and Promotion Watch.  International & Services reported revenues of $21.9 million for the third quarter, up slightly.  Coupon redemption volume in the United Kingdom was weaker than expected and the French market for consulting and field marketing services remains soft.

          Outlook
          In its July 21, 2005 second-quarter earnings release, the company raised the 2005 EPS guidance range to be between $1.96 and $2.08 for the year. Management now expects 2005 revenue growth for the company’s second largest segment, Neighborhood Targeted, to be up approximately 20%, exceeding the previous guidance of 10% - 15% growth and offsetting reductions in the Household Targeted and International & Services segments which are expected to be flat for the year.  Management provided the following quarterly EPS projections for 2005 on July 21, 2005:

Quarter	Projected EPS Range	Actual Results

1	$0.50 - $0.56	$0.55
2	$0.45 - $0.51	$0.50
3	$0.39 - $0.45	$0.42
4	$0.52 - $0.58

          In July 2005, the company also provided outlook on co-op FSI pricing based on a pricing environment having no discernable pattern.  Management further commented that based on contracts completed at that time, the anticipated decline in pricing for 2006 would be slight and similar to the decline experienced in 2005, with a price recovery in 2007, all subject to changes that could take place based on the price at which the then-remaining uncontracted business was sold.

          As of the first week of October 2005, management began discerning an increase in co-op FSI pricing pressure which, if it continues, will negatively affect 2006 and the present anticipation of a year-on-year price recovery in 2007.  A situation of even greater impact on 2006 pricing arose on Oct. 1, 2005, when Procter & Gamble (P&G), the company’s largest client, closed on its purchase of Gillette.  Shortly thereafter, P&G requested that the Valassis contract be renegotiated to extend pricing similar to what Valassis’ competitor was providing to Gillette.  This renegotiation was completed on Oct. 17, 2005 and the company has incorporated these changes in pricing to P&G in its 2006 guidance.  Overall, management now anticipates 2006 pricing to be down mid- to high-single digits versus 2005.

          For the full-year 2006, the company expects earnings per share (EPS) to be between $1.95 and $2.15 after the expensing of stock options in accordance with SFAS 123R.  For comparison purposes, the 2006 EPS guidance range would be between $2.08 and $2.28 prior to the expensing of stock options.  Capital expenditures will be approximately $20 million in 2006.

          Management also noted that the macro trends observed in 2005 are expected to continue in 2006.  Advertising and marketing dollars should continue to shift to home-delivered promotional media due to continued increases in television fragmentation, the rise of television commercial-blocking products, growth in commercial-free radio programming and iPod usage and greater participation in the National Do Not Call list.  It is also anticipated that customers will continue to link marketing spending to revenue generation, leading marketers to choose promotional alternatives that provide measurable return on investment.

          The number of integrated solutions, advertising or promotional campaigns using three or more of the company’s products synergistically, is expected to be approximately 150 in 2006.

          “Although the recent events in the FSI industry have affected our earnings forecast for 2006, they have strengthened our resolve,” said Alan F. Schultz, Chairman, President and CEO.  “While we face continued pricing pressure in the co-op FSI environment, we remain committed to our growth strategies to diversify our product portfolio and expand our customer base.  We have a solid financial footing and positive macro trends to fuel our growth.”

          The company will provide 2006 quarterly guidance in February, when it announces earnings for the fourth quarter of 2005.

          Conference Call Information
          Valassis will hold an investor call today to discuss its third-quarter results at 11 a.m. (EDT).  The call-in number is (800) 218-0204.  The call will simulcast on the company’s Web site, at http://www.valassis.com, and replay through Nov. 2, 2005 at (800) 405-2236, pass code 11015001.  This earnings release and the Webcast will be archived on the company’s Web site under “Investor.”

          About Valassis
          Valassis offers a wide range of marketing services to consumer packaged goods manufacturers, retailers, technology companies and other customers with operations in the United States, Europe, Mexico and Canada.  Valassis’ products and services portfolio includes: newspaper-delivered promotions and advertisements such as inserts, sampling, polybags and on-page advertisements; direct-to-door advertising and sampling; direct mail; Internet-delivered marketing; loyalty marketing software; coupon and promotion clearing; and promotion planning and analytic services.  Valassis has been listed as one of FORTUNE magazine’s “Best Companies to Work For” for eight consecutive years. Valassis subsidiaries include Valassis Canada, PreVision Marketing(R), LLC, Promotion Watch, Valassis Relationship Marketing Systems, LLC and NCH Marketing Services, Inc.  For additional information, visit the company Web site at http://www.valassis.com .

          Certain statements found in this document constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Such forward-looking statements involve known and unknown risks and uncertainties and other factors which may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  Such factors include, among others, the following: price competition from the Company’s existing competitors; new competitors in any of the Company’s businesses; a shift in customer preference for different promotional materials, strategies or coupon delivery methods; an unforeseen increase in the Company’s paper costs; economic disruptions caused by terrorist activity, armed conflict or changes in general economic conditions; or changes which affect the businesses of our customers and lead to reduced sales promotion spending.  The Company disclaims any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets
(in thousands)

	Sept. 30 2005	Dec. 31, 2004

Assets
Current assets:
Cash and cash equivalents	$83,763	$85,214
Auction-rate securities	46,475	102,866
Accounts receivable	280,711	264,924
Inventories	32,843	27,616
Deferred income taxes	1,625	1,641
Other	19,993	18,922
Total current assets	465,410	501,183
Property, plant and equipment, at cost	253,505	227,765
Less accumulated depreciation	(143,668)	(134,276)
Net property, plant and equipment	109,837	93,489
Intangible assets	208,690	208,922
Less accumulated amortization	(74,585)	(74,125)
Net intangible assets	134,105	134,797
Investments	438	283
Deferred income taxes	2,418	2,412
Other assets	2,908	5,801
Total assets	$715,116	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Balance Sheets, Continued
(in thousands)

	Sept. 30 2005	Dec. 31, 2004

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion, long-term debt	$14,050	$—
Accounts payable and accruals	268,519	283,589
Progress billings	59,066	31,806
Total current liabilities	341,635	315,395
Long-term debt	259,992	273,703
Other liabilities	8,266	8,361
Stockholders’ equity:
Common stock	632	631
Additional paid-in capital	38,302	25,996
Retained earnings	566,602	491,531
Treasury stock	(501,914)	(381,437)
Accumulated other comprehensive gain	1,601	3,785
Total stockholders’ equity	105,223	140,506
Total liabilities and stockholders’ equity	$715,116	$737,965

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	Quarter Ended Sept. 30 2005	Quarter Ended Sept. 30 2004	% Change

Revenues	$266,086	$247,647	+ 7.4%
Costs and expenses:
Costs of products sold	199,164	178,673	+ 11.5%
Selling, general and administrative	33,455	31,934	+ 4.8%
Total costs and expenses	232,619	210,607	+ 10.5%
Earnings from operations	33,467	37,040	- 9.6%
Other expenses and income:
Interest expense	2,797	2,376	+ 17.7%
Other (income) and expenses	(2,177)	(242)	+ 799.6%
Total other expenses and income	620	2,134	- 70.9%
Earnings before income taxes	32,847	34,906	- 5.9%
Income taxes	11,542	12,467	- 7.4%
Net earnings	$21,305	$22,439	- 5.1%
Net earnings per common share, diluted	$0.42	$0.43	- 2.3%
Weighted average shares outstanding, diluted	50,432	52,036	- 3.1%
Supplementary Data
Amortization	$139	$53
Depreciation	3,954	3,395
Capital expenditures	6,205	4,371

VALASSIS COMMUNICATIONS, INC.
Consolidated Statements of Operations
(in thousands, except per share data)

	9 Months Ended Sept. 30, 2005	9 Months Ended Sept. 30, 2004	% Change

Revenue	$821,797	$741,771	+ 10.8%
Costs and expenses:
Costs of products sold	598,828	523,410	+ 14.4%
Selling, general and administrative	102,352	95,363	+ 7.3%
Total costs and expenses	701,180	618,773	+ 13.3%
Earnings from operations	120,617	122,998	- 1.9%
Other expenses and income:
Interest expense	8,169	8,590	- 4.9%
Other (income) and expenses	(3,997)	(1,262)	+ 216.7%
Total other expenses and income	4,172	7,328	- 43.1%
Earnings before income taxes	116,445	115,670	+ 0.7%
Income taxes	41,373	41,772	- 1.0%
Net earnings	$75,072	$73,898	+ 1.6%
Net earnings per common share, diluted	$1.47	$1.41	+ 4.3%
Weighted average shares outstanding, diluted	50,902	52,328	- 2.7%
Supplementary Data
Amortization	$460	$158
Depreciation	11,283	10,645
Capital expenditures	22,001	10,334

          SOURCE  Valassis
          -0-                                                  10/20/2005
          /CONTACT:  Sherry Lauderback of Valassis, +1-734-591-7374, Fax: +1-734-591-4503, lauderbacks@valassis.com /
          /Web site:  http://www.valassis.com /